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                                                                   EXHIBIT 10.7


                              MDB CAPITAL GROUP LLC
                       401 Wilshire Boulevard - Suite 1020
                          Santa Monica California 90401



                                                     As of June 29, 2001


Mr. Phillip C. Radlick
Lipid Sciences, Inc.
7068 Koll Center Parkway
Suite 401
Pleasanton, California 94566


Dear Mr. Radlick:

         We are please to confirm the engagement by Lipid Sciences, Inc., a Delaware company ("Company"), of MDB Capital Group LLC, a California limited liability company ("MDB"), as its financial advisor.

         You have advised us that the Company is seeking a potential business combination ("Transaction") with a public company ("Prospect"). As used herein, the term "Transaction" shall mean any investment or purchase of any interest in the Prospect by the Company, any merger or business combination involving the Company and the Prospect or other transaction pursuant to which any assets, securities or other interests of or relating to the Prospect are acquired by, or are combined with, the Company.

         Scope of Engagement in Respect of Transactions

         In connection with our engagement as financial advisor in respect of Transactions, MDB will assist the Company in locating suitable Prospects, will assist the Company in the consummation of a Transaction, and will facilitate due diligence review of the Prospect. In connection with due diligence assistance, MDB may prepare reports and may make presentations to the board of directors of the Company. At this time, the Company is in active negotiations with NZ Corporation, an Arizona corporation ("NZ"), which was located and proposed to the Company by MDB.

         Compensation and Expenses in Connection with Transaction

         In consideration of the services described in this letter in respect of any Transaction, the Company shall pay to MDB an advisory fee determined in accordance with Schedule A hereto.
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If a Transaction is not consummated for any reason, no amount in respect of fees will be payable to MDB hereunder.

         In the event that during the term of this engagement, the Company determines to pursue other strategic or financing transactions outside the ordinary course of its business, MDB will be compensated for services to be rendered in such circumstances as shall be mutually agreed upon by the parties hereto.

         The Company will reimburse MDB for all out-of-pocket expenses incurred in connection with its engagement hereunder, including travel expenses, and the fees and disbursements of our counsel and of other advisors and/or consultants retained by us with your consent as well as any additional usual and customary expenses incurred in connection with due diligence activities we perform in connection with a Transaction or potential Transaction. The Company will reimburse MDB for any out-of-pocket expenses (including, but not limited to, reasonable counsel fees) which MDB may incur in connection with the enforcement of its rights hereunder.

         March Private Placement

         This letter will also serve to ratify the engagement by the Company of MDB as its private placement agent in connection with a private placement of shares of common stock in March 2001 in which the Company received proceeds of $6,125,000 from three investors. In respect of the private placement, the Company will pay to MDB as its fees and as reimbursement of its expenses, the sum of $428,750.00, payable in shares of common stock of the Company at a valuation of $7.00 per share, or 61,250 shares of common stock. The Company will instruct its transfer agent to issue a certificate in the amount of 61,250 shares of common stock in the name of MDB Capital Group LLC or its designees, which shares will bear a standard Securities Act of 1933 restrictive legend. By way of a separate agreement, MDB and any designees who receive such shares will agree not to transfer these shares for a period one year after any initial public offering, reverse merger or similar transaction of any kind that results in the common stock of the Company or its equivalent being publicly traded.

         Responsibility for Information Used by MDB

         The Company acknowledges and agrees that, in rendering its services hereunder in respect of the Transaction and the private placement, MDB has been and will be using and relying on information furnished by the Company and/or the Prospect, as well as information available from public sources and other sources deemed reliable by MDB, without independent verification thereof by MDB. In addition, the Company shall provide to MDB such business and financial information regarding the Company or, if in the Company's possession, the Prospect, as MDB believes is necessary or appropriate in connection with any proposed Transaction. MDB does not assume responsibility for the accuracy or completeness of any such information or any other information regarding the Company, the Prospect, or any proposed Transaction. The
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Company, however, shall remain solely responsible for the accuracy and completeness of any and all such information.

         Confidentiality; Public Announcements.

         To the extent consistent with legal requirements, all information given to MDB by the Company, unless publicly available or otherwise available to MDB without restriction or breach of any confidentiality agreement, will be held by MDB in confidence and will not be disclosed to anyone other than MDB's attorneys and accountants without the Company's prior approval or used for any purpose other than those referred to in this agreement. MDB shall take reasonable steps to ensure that its employees, lawyers, accountants and other agents abide by the confidentiality provisions described above.

         Unless otherwise required by law, prior to any press release or other public disclosure relating to our services hereunder, the Company and MDB shall confer and reach an agreement upon the contents of any such disclosure.

         Term

         The term of this agreement for activities in respect of a Transaction will be for one year, provided that it may be terminated by either party upon not less than sixty days written notice by one party to the other. There is no term in respect of the private placement which services of MDB have been completed. Notwithstanding any termination of this agreement, MDB will be due the compensation and reimbursement of expenses provided in this agreement as to the private placement, and as to a Transaction if the Company consummates a Transaction at any time after termination with a Prospect that was identified by MDB to the Company prior to termination.

         Other Provisions

         The Company recognizes that the principals and employees of MDB have an interest in the Company through investments made directly and through investment vehicles. In addition, a director of the Company, Mr. Christopher Marlett, is a Member of MDB. The potential conflicts have been discussed and brought to the attention of the board of directors and management of the Company in connection with the engagement of MDB by the Company. Notwithstanding the interrelationships between MDB and the Company, it is agreed that MDB is providing services which are valuable to the Company and are separate from any other obligations that the Members and employees of MDB may have to the Company.

         The validity and interpretation of this agreement shall be governed by the laws of the State of California applicable to agreements made and to be fully performed therein. The parties hereto irrevocably (a) submit to the jurisdiction of any court of the State of California or a United States District Court located in the State of California for the purpose of any suit, action or other
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proceeding arising out of this agreement, (b) agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (c) agree that service of process may be made upon any of them by service of process upon any authorized agent in the State of California, by registered or certified mail or by any other means then contemplated by the laws of the State of California or the United States.

         The benefits of this agreement shall inure to the respective successors and assigns of the parties thereto, and the obligations and liabilities assumed in this agreement by the parties hereto shall be binding upon their respective successors and assigns.

                                           Sincerely,

                                           MDB CAPITAL GROUP LLC



                                           By: /S/ Dyana Marlett
                                               Name: Dyana Marlett



Agreed and Accepted this
19th day of July, 2001 by

LIPID SCIENCES, INC.



By: /S/ Phillip C. Radlick
   Name:  Phillip C. Radlick
   Title: President
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                                   Schedule A
                                       To
                          Investment Banking Agreement
                                     Between
       MDB Capital Group LLC ("MDB") and Lipid Sciences, Inc. ("Company")


         If the Company consummates a Transaction, it will pay to MDB a fee under the Investment Banking Agreement that is equal to five percent of each of the following categories:

         (1) "Net Incremental Cash." The Net Incremental Cash amount will be paid in cash on the closing date of the Transaction on the basis of the cash and cash equivalents as of the end of the month immediately preceding the closing date of the Transaction and adjusted to the closing date of the Transaction. The adjustment shall be made and paid to MDB within 45 days of the closing date of the Transaction. If there is any deduction from the amount previously paid to MDB, the amount will be deducted from any future payments due MDB or reimbursed on the 24 month anniversary of the closing date of the Transaction.

         (2) "Residual Asset Cash." The Residual Asset Cash will be paid in cash as soon as practicable after any transaction in which the Company realizes Residual Asset Cash, but shall be paid within 30 days of the closing of any transaction which results in Residual Asset Cash.

         (3) "Residual Expected Cash." The Residual Expected Cash will be paid in cash within 90 days after the 24 month anniversary of the closing of the Transaction.

         (4) "Residual Net Operating Cash." The Residual Net Operating Cash will be paid in cash on or before the date that is either 45 days after a fiscal quarter of the Company or 90 days after a fiscal year of the Company, which is the first fiscal quarter or the year end after the 12 month and 24 month anniversary of the closing of the Transaction.

Definitions

         Net Incremental Cash will be the cash and cash equivalents of the Company (on a post-Transaction basis) immediately after the Transaction less the cash and cash equivalents of the Company (on a pre-Transaction basis) immediately before the Transaction, less all transaction costs and encumbrances on the cash and cash equivalents.

         Residual Asset Cash will be the gross sales price of any asset which is sold or otherwise transferred for value during the 24 month period after the closing date of the Transaction, which asset was owned by a Prospect immediately prior to the closing of the Transaction, less all direct costs of the sale of the asset (including, but not limited to, direct marketing expenses such as advertising, fees and commissions related to the sale, taxes, and appraisal fees). Where the gross sales price is not paid in full at closing, in cash, the gross sales price will be the stated sales price
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in the contract of sale.

         Residual Expected Cash is the value of all assets (other than cash and cash equivalents, assets received in the sale of assets on which MDB was paid a fee, and ordinary operating assets, such as prepaid expenses) owned by the Company on the 24 month anniversary of the closing date of the Transaction, which were assets of a Prospect immediately prior to the closing date of the Transaction. The value of those assets will be determined by a qualified independent appraiser mutually agreed upon by the Company and MDB using any reasonable method of appraisal which will estimate the gross proceeds from an outright sale for cash due in full at the closing that might be obtained by the Company for the assets within six months after the 24 month anniversary of the Transaction, less reasonable and customary estimated expenses and commissions that generally would be paid by the Company to dispose of the assets, the appraisal fees and expenses to determine such value, and all estimated federal, state and local tax liabilities expected to be incurred as a result of the sale of such assets. In addition, any asset encumbrance such as a loan will accordingly reduce the estimated cash value of the respective asset..

         Residual Net Operating Cash is the cash income derived by the Company during the 24 months after the closing date of the Transaction from assets of a Prospect immediately prior to the closing date of the Transaction, less all expenses incurred to derive the income. Net cash income will include income derived from any lending activities, ownership or leasing of real estate, realized value on any receivables, and investments in joint ventures. Expenses will include all liabilities incurred to wind down the operations of the Prospect during the 24 months following the close of the Transaction, including but not limited to, costs of terminating employees and leases and other related obligations of the Prospect.